Exhibit 99.2

Penson Worldwide, Inc. 1700 Pacific Avenue, Suite 1400 Dallas, Texas 75201 www.penson.com
PRESS RELEASE
Penson Worldwide, Inc. Announces Strategic Initiatives to Reduce Costs & Debt, Increase Profitability & Capital
DALLAS, TX, August 4, 2011 — In response to generally low trading volumes and continued low interest rates, Penson Worldwide, Inc. (NASDAQ: PNSN) today announced it has begun implementing a series of strategic initiatives to reduce costs and debt, increase profitability and capital, better position the Company for growth, and enhance shareholder value.
(All amounts listed are estimates)
The strategic initiatives are designed to:
•	Generate an estimated $24 million of annualized cost savings and/or reduced operating losses. This is in addition to the previously announced $7-$10 million in annualized savings from the Company’s original agreement with its strategic partner, Broadridge Financial Solutions, Inc. (NYSE: BR).

•	Generate more than $100 million of regulatory capital through asset sales, improved utilization of existing capital and other initiatives. This includes capital expected to be released, as previously announced, when correspondent TD Ameritrade, f/k/a thinkorswim, converts out to self clearing, which is now expected in the third quarter.
The cost savings and increased liquidity are intended to enable the Company to be profitable under current industry conditions, to strengthen the regulatory capital position of its operating subsidiaries and to pay down debt. The capital initiatives are expected to occur over the next few quarters, with the cost savings expected to begin in the fourth quarter of 2011, ramping up through the first two quarters of 2012.
“The goal of these strategic initiatives is for Penson to return to profitability even in today’s difficult environment, while significantly increasing our capital base and strengthening our balance sheet,” said Philip A. Pendergraft, Chief Executive Officer.
“These initiatives further enhance Penson’s position as a leading provider of independent clearing and value-added services to our growing base of correspondents and introducing brokers in North America, as we provide clearing and settlement services in more than 40 markets around the world.
“We also remain well-positioned for changes in the macro economic environment, with more than $9 billion in average customer balances, which will provide the opportunity for significant earnings upside from any future increase in interest rates.”
Key Initiatives
1.	Sale of Penson Financial Services Ltd. (PFSL) in London. We are in discussions regarding the potential sale of PFSL and have received several other inquiries expressing
For Immediate Release

interest in this business. Based upon the current expressions of interest, we believe that the sale of PFSL will result in a one-time gain. Selling PFSL should also result in approximately $6 million per year in annual earnings improvement. It is our goal to complete this divestiture before the end of the year. We anticipate that any sale will provide for continued access to U.K. and other European markets for Penson correspondents.

2.	Expansion of the technology outsourcing agreement with Broadridge in partnership with IBM. Penson has signed a non-binding letter of intent with Broadridge Financial Solutions, Inc. (NYSE: BR) to (a) broaden the scope of the outsourcing to include Penson’s data centers that will be outsourced to Broadridge/IBM (excluding U.K. and Australia), and other additional outsourcing of functions and activities; (b) increase Penson’s annual cost savings under the Broadridge/IBM agreement to an anticipated $15-$18 million, from the original expected $7-$10 million cost savings previously announced; and (c) extend Penson’s existing technology outsourcing agreement to 15 years from 11. Penson anticipates converting the balance of its U.S. correspondents from the present vendor to Broadridge’s securities processing platform during the fourth quarter, after having successfully converted its correspondents in Canada earlier this year. Penson anticipates that additional savings will begin in the first quarter of 2012 following the Broadridge conversion.

3.	Combine the Company’s U.S. futures and broker-dealer businesses. Following a path taken by other firms that own both a broker-dealer and futures commission merchant, Penson recently applied to U.S. regulators to combine the operations of Penson Financial Services, Inc. (PFSI) and Penson Futures into PFSI. This move is anticipated to free up $30 million in regulatory capital and reduce costs by up to $2 million annually. No change in management, marketing, resources or offices is contemplated. Subject to regulatory and certain other approvals, the combination is expected to occur in the third quarter of 2011.

4.	Streamline operations. As a result of these initiatives, as well as additional steps Penson plans to take, the Company expects to realize increased efficiencies that should result in reducing internal costs an additional $6 million on an annualized basis. It is anticipated that these cost saving measures should be in place by the end of 2011.

5.	Pay down debt. As the Company completes these initiatives, Penson will take the opportunity to repay amounts outstanding under its senior revolving credit agreement this year, reducing interest costs by approximately $2 million on an annual basis. The Company will continue to review its capital structure with the objective of reducing debt as these strategic initiatives are completed and operating results improve.

6.	Maximize the value of Penson Financial Services Australia Pty Ltd (PFSA). PFSA began operations with its first correspondent in late 2009, rapidly building it into a leading, standalone technology-driven clearing and execution services broker that as of June 30, 2011, serves 72 correspondents. After receiving several inquiries, the Company has decided to explore opportunities for strategic initiatives for PFSA, through a strategic partnership with a third party or an outright sale.
Conference Call
Penson will host a conference call on Friday, August 5, 2011, at 10:00 AM Eastern Time (9:00 AM Central Time) to discuss this news release and other related subjects. The call will be accessible live via a webcast on the Penson Investor Relations section of www.penson.com along with supporting materials. A webcast replay will be available shortly thereafter. Access the webcast link in advance to download any necessary software.

About Penson Worldwide: www.penson.com
The Penson Worldwide group of companies provides execution, clearing, custody, settlement and technology infrastructure products and services to financial services firms and others servicing the global financial services industry. The Penson Worldwide group of companies includes Penson Financial Services, Inc., Penson Financial Services Canada Inc., Penson Financial Services Ltd., Nexa Technologies, Inc., Penson Futures, Penson Asia Limited, and Penson Financial Services Australia Pty Ltd, among other companies. Headquartered in Dallas, Texas, Penson has served the clearing needs of the global financial services industry since 1995. Penson Worldwide — Building the Best Clearing and Execution Services Firm in the World.
Penson Financial Services, Inc. is a member of FINRA, New York Stock Exchange, NYSE Arca Exchange, NYSE Amex Equities, NYSE Amex Options, BATS Exchange, Direct Edge Exchanges (EDGA and EDGX), Chicago Board Options Exchange (CBOE), Chicago Stock Exchange, International Securities Exchange (ISE), NASDAQ OMX BX, NASDAQ OMX PHLX, NASDAQ Stock Market, NASDAQ LIFFE, LLC, National Stock Exchange, Options Clearing Corp. (OCC), Fixed Income Clearing Corp. (FICC), MSRB, National Securities Clearing Corp. (NSCC), DTC, ICMA, Euroclear, and SIPC.
Penson Financial Services Canada Inc. is a participating organization with the Toronto Stock Exchange, the Montreal Exchange, the CNSX Exchange and the TSX Venture Exchange, is regulated by the Investment Industry Regulatory Organization of Canada, is a member of the CIPF, CDCC and CDS and subscribes to various Canadian Alternative Trading Systems. Penson Financial Services Ltd. is a member of the London Stock Exchange, Chi-X Europe, BATS Europe, NYSE Arca, NYSE Euronext, and SmartPool, and is authorized and regulated by the Financial Services Authority. Penson Financial Services Australia Pty Ltd holds an Australian Financial Services License and is a Participant of ASX Limited, Australian Clearing House Pty Limited, and ASX Settlement and Transfer Corporation Pty Limited. Penson Futures is a registered Futures Commission Merchant and clearing member at the Chicago Mercantile Exchange, Chicago Board of Trade, New York Mercantile Exchange, Kansas City Board of Trade, Minneapolis Board of Trade, NYSE Liffe US, NYSE Euronext LIFFE, ONEChicago, ICE Futures Europe and ICE Futures USA.
Forward-Looking Statements
Statements contained in this news release that are not based on current or historical fact, including expectations concerning the timing and value of anticipated cost savings, are forward-looking in nature. Such forward-looking statements are based on current plans, estimates and expectations. Forward-looking statements are based on known and unknown risks, assumptions, uncertainties and other factors. Actual results, performance, or achievements may differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Penson undertakes no obligation to publicly update or revise any forward-looking statement.
Contacts
Gary Fishman (gary.fishman@anreder.com, Steven Anreder (steven.anreder@anreder.com), or Michael Shallo (michael.shallo@anreder.com), of Anreder & Company, at +1-212-532-3232